EXHIBIT 23.2

           CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement (Form S-3) of Globespan, Inc. for the registration of 1,156,664 shares of its common stock, of our report dated March 15, 2000, except as to Note 11, as to which the date is April 20, 2000, with respect to the consolidated financial statements of T.sqware, Inc. included in the Current Report (Form 8-K/A) of GlobeSpan, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
May 23, 2001